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                                AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                       SUPERIOR NATIONAL INSURANCE GROUP, INC.


     Superior National Insurance Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

     DOES HEREBY CERTIFY THAT:

     FIRST:    The name of the corporation is Superior National Insurance Group,
Inc. (the "Corporation"), and that the corporation was incorporated on December 3, 1996 pursuant to the General Corporation Law.

     SECOND:   This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors at a meeting held on July 16, 1998 and was duly adopted by the stockholders of the Corporation at a stockholders meeting held on November 3, 1998 in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

     THIRD:    The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:


     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

     FIRST. The name of the corporation is Superior National Insurance Group, Inc. (the "Corporation").

     SECOND. The address of the Corporation's registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


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     FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is forty million (40,000,000.00). All such shares are to be common stock, par value of $.01 per share (the "Common Stock"), and are to be of one class.

     FIFTH. (a) Each holder of the Corporation's 14.5% Senior Subordinated Voting Notes due April 1, 2002 (the "Special Voting Notes") issued pursuant to the Note Purchase Agreement dated March 31, 1992 (the "Note Purchase Agreement") shall be entitled to vote only for the election or removal of directors to (or from) the board of directors of the Corporation (the "Board"), and shall have that number of votes arrived at by the following calculations: (i) dividing the principal amount of the Special Voting Note held by a particular holder by the total principal amount of all outstanding Special Voting Notes; and (ii) multiplying the result of (i) by the total number of shares of this Corporation's Common Stock issuable upon exercise of all the warrants issued pursuant to the Note Purchase Agreement and outstanding on the record date for any vote of this Corporation's shareholders for the election or removal of directors. To the extent of this limited right to vote granted to holders of the Special Voting Notes, the holders of the Common Stock and of the Special Voting Notes shall vote together and not as separate classes.

     (b) The terms of paragraph (a) of article FIFTH may not be amended without the approval of the holders of the Special Voting Notes then outstanding, voting as a separate class.

     (c) The Board of Directors shall consist of eleven (11) members unless changed by an amendment to the Certificate of Incorporation. Any change in the authorized number of directors or the provisions regarding the election of directors shall require the affirmative vote of the majority of the outstanding Special Voting Notes, voting as a separate class.

     SIXTH. The holders of the Special Voting Notes and the Common Stock, voting together as a single class, shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he or she may see fit. The holders of the Common Stock shall be entitled to one vote for each share upon all other matters.

     SEVENTH. The incorporator of the Corporation is C. Stephen Bigler, P.O. Box 551, Wilmington, DE 19899.

     EIGHTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.


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     NINTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

     TENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     ELEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Executive Vice President and Secretary of the Corporation this 7th day of December, 1998.

                              SUPERIOR NATIONAL INSURANCE
                                GROUP, INC.,
                              a Delaware corporation

                              /s/  J. CHRIS SEAMAN
                              ----------------------------------
                              Name:  J. Chris Seaman
                              Title:   Executive Vice President


ATTEST:

  /s/  ROBERT E. NAGLE
-----------------------------
Name:  Robert E. Nagle
Title: Secretary


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